Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES THE

APPOINTMENT OF NEW MEMBERS TO THE BOARD OF DIRECTORS

New Directors to be Part of Committee to Optimize Uses of

Future Cash Flows from Refined Coal

HIGHLANDS RANCH, Colorado, July 28, 2014 - Advanced Emissions Solutions, Inc. (NASDAQ:ADES) (the “Company” or “we”) today announced that the Board of Directors (the “Board”) appointed Chris Shackelton and L. Spencer Wells as directors. Both Mr. Shackelton and Mr. Wells, who have strong support from many of our larger stockholders, have also been elected to the Finance Committee of the Board, which was established earlier this year to evaluate opportunities around the most advantageous use of our future cash flows in order to maximize stockholder value. Their term on the Board will run until the next annual meeting of stockholders at which directors are elected.

Chris Shackelton is a Co-Founder and Managing Partner of Coliseum Capital Management LLC, a private company that invests with a long-term orientation in undervalued companies. Coliseum focuses capital behind strong management teams, with a willingness to work alongside companies to facilitate further value creation. Earlier in his career, he worked as an Analyst for Morgan Stanley & Co and Watershed Asset Management. Mr. Shackelton is currently a director on the boards of LHC Group, Inc. and Providence Service Corporation, where he serves as Chairman. He previously served as Chairman of the Board of Rural/Metro Corp and as a director on the board of Interstate Hotels & Resorts, Inc.

Spencer Wells is a Founding Partner of Drivetrain Advisors, an advisory firm focused on providing fiduciary services to investors in the alternative investment industry. He has extensive experience as a corporate director and in the management of equity and debt investment funds with a focus on the analysis of private and public companies, strategic planning, and portfolio management. He was previously a partner at Silverpoint Capital where he oversaw investments in the Power Generation, Chemicals, Oil and Gas, Mining, Building Products, and Financial Services sectors and was a permanent member of the Portfolio Committee tasked with managing a $6 billion portfolio with investments in numerous industries and instruments across the capital structure.

Dr. Michael D. Durham, Company President and CEO said, “We are pleased to bring additional stockholder representation to the Board. Both Chris and Spencer have extensive experience in the capital markets and building businesses in a range of industries, which will be valuable as the Company remains committed to find the best ways to maximize the value of the refined coal cash flows to stockholders and position the Company for future growth.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com